Exhibit J-1

               Summary of AGL Resources Direct Stock Purchase and
            Dividend Reinvestment Plan, Incentive Compensation Plans
                        and Other Employee Benefit Plans

     Dividend Reinvestment Plan

     AGL Resources maintains a dividend reinvestment plan with a direct stock purchase feature called the AGL Resources Inc. Direct Stock Purchase and Dividend Reinvestment Plan (the "Dividend Reinvestment Plan"). The Dividend Reinvestment Plan will remain in effect following consummation of the Acquisition. VNG does not maintain a dividend reinvestment plan and VNG's shares are not actively traded. Therefore, the Dividend Reinvestment Plan will not be affected by the acquisition of VNG.

     The Dividend Reinvestment Plan offers shareholders the opportunity to buy, hold and sell shares of AGL Resources common stock. Any person may participate in this plan. The minimum initial investment is $250 for the purchase of shares by a person who is not currently an AGL Resources shareholder. Shareholders of record may also make optional cash purchases between $25 and $5,000 per month. In addition, participants may elect to have the dividends that are paid on all or a designated portion of their shares of common stock reinvested in additional shares of AGL Resources common stock. There is no current brokerage commission charge for purchases. The Dividend Reinvestment Plan purchases shares twice a month, generally on the first and fifteenth of the month. All cash must be received at least two business days prior to a purchase date in order to participate in that date's purchases.

     Stock-Based Employee Benefit Plans

     AGL Resources currently maintains the following stock-based benefit plans for employees: The AGL Resources Inc. Long-Term Stock Incentive Plan of 1990 (the "LTSIP"), the AGL Resources Inc. Long-Term Incentive Plan (1999) (the "LTIP"), the AGL Resources Inc. Nonqualified Savings Plan (the "NSP"), the AGL Resources Inc. Retirement Savings Plus Plan (the "RSP Plan"), the AGL Resources Inc. 1996 Non-Employee Directors Equity Compensation Plan (the "Directors Equity Plan"), and the AGL Resources Inc. 1998 Common Stock Equivalent Plan for Non-Employee Directors (the "Common Stock Equivalent Plan"). These plans will remain in effect following consummation of the Acquisition.

     Set forth below is a description of the principal terms of the stock-based benefit plans for employees:

     (a) Long-Term Stock Incentive Plan of 1990

     The purpose of the LTSIP is to encourage employees of the AGL System to obtain a proprietary interest in AGL Resources by owning stock, and to attract employees of outstanding quality. The LTSIP provides for grants of stock options, stock appreciation rights and restricted stock to key employees of the AGL System.

     The option exercise price of options granted under the LTSIP must be at least 100% of the fair market value of the common stock on the date the option is granted. The schedule of exercisability of options is set forth in the option agreement and is determined by the Committee, but no options become exercisable during the first 6 months after grant, except if an optionee dies or becomes disabled during such 6-month period. Options generally terminate immediately upon termination of employment other than for retirement, death or disability. Restrictions on restricted stock lapse as determined by the Nomination and Compensation Committee ("Committee") and set out in the restriction agreement.

     (b) Long-Term Incentive Plan (1999)

     The purpose of the LTIP is to encourage employees of the AGL System to obtain a proprietary interest in AGL Resources by owning stock, to provide an added incentive for employees to continue employment, to stimulate employees' efforts in promoting the growth, efficiency and profitability of AGL Resources and to attract employees of outstanding quality. The LTIP provides for grants of stock options, restricted stock and performance units to key employees of the AGL System.

     The option exercise price of options granted under the LTIP must be 100% of the fair market value of the common stock on the date the option is granted. No employee may be granted options in a calendar year for more than 500,000 shares of common stock. The schedule of exercisability of options is set forth in the option agreement and is determined by the Committee. All options become immediately exercisable upon the optionee's death, disability or retirement, or upon a change of control of AGL as defined in the LTIP. Options generally terminate immediately upon termination of employment other than for layoff, retirement, death or disability.

     No employee may be granted more than 50,000 shares of restricted stock per year under the LTIP. Restrictions on restricted stock lapse as determined by the Committee and set out in the restriction agreement. Unvested restricted stock will be forfeited upon termination of employment.

     No employee may be granted more than 50,000 performance units per year under the LTIP. Performance units become vested pursuant to a schedule of performance requirements as determined by the Committee and set out in the performance unit agreement. Performance units may conform to the requirements applicable to performance-based compensation under Internal Revenue Code Section 162(m). Upon vesting, performance units are converted into common stock which is then issued to the recipient.

     (c) Nonqualified Savings Plan

     The NSP is an unfunded nonqualified deferred compensation plan that covers certain highly compensated employees of the AGL System. AGL may set aside assets to fulfill its obligations under the NSP, but the assets that are set aside remain assets of AGL Resources subject to the claims of its general creditors. Investment choices currently include AGL Resources common stock and a variety of money market, stock and bond funds. Certain highly compensated employees may participate in this plan and may defer up to 50% of their compensation (less deferrals the employee elects under the RSP Plan) each payroll period on a pre-tax basis. AGL will provide a 65% match of contributions up to an aggregate limit of 6% of a participant's total compensation for which matching contributions under the NSP and the RSP Plan will be provided. Employees are fully vested in the amounts they contribute to the plan, and matching contributions vest over a 5-year period. Distributions are made in a single lump sum payment after termination of employment.

     (d) Retirement Savings Plus Plan

     The RSP Plan is a profit sharing plan with a cash or deferred arrangement. Employees may participate and save up to 15% of their pay on a before-tax basis, and up to 10% of their pay on an after-tax basis, although the aggregate before-tax and after-tax contributions cannot exceed 15% of an employee's pay. Employee investment choices include AGL common stock and a variety of money market, stock and bond funds. Employees are fully vested in the amounts they contribute to the RSP Plan, and matching contributions vest over a 5-year period. AGL will match 65% of an employee's before-tax contributions up to 6% of the employee's compensation. The RSP Plan allows participant loans. Distributions are generally in a single lump sum cash payment, but participants may elect to receive whole shares of AGL common stock to the extent their accounts are invested in such stock on the date of distribution.

     (e) 1996 Non-Employee Directors Equity Compensation Plan

     The purpose of the Directors Equity Plan is to attract and retain qualified individuals to serve as outside directors, to relate outside directors' compensation more closely to shareholders' interests, and to increase outside directors' stock ownership. This plan mandates that outside directors will receive awards of restricted stock and stock options in lieu of retainer fees each year, unless such directors elect to receive common stock equivalents (i.e., phantom stock) under the 1998 Common Stock Equivalent Plan for Non-Employee Directors. The Directors Equity Plan also allows outside directors to elect to receive restricted stock in lieu of meeting fees otherwise payable to such directors. The plan is a compensation plan only and is not a pension or welfare benefit plan or deferred compensation plan.

     (f) Common Stock Equivalent Plan

     The Common Stock Equivalent Plan provides non-employee directors with an opportunity to obtain a proprietary interest in AGL Resources as an added incentive to continue in the service of AGL Resources, and to stimulate the directors' efforts in promoting the growth, efficiency and profitability of AGL Resources. The Common Stock Equivalent Plan allows participants to defer receipt of their compensation as directors, which amount is credited to the participant on the records of AGL as common stock equivalents. No stock is actually purchased under the Common Stock Equivalent Plan, but when dividends are distributed on common stock the participants' accounts are credited with additional common stock equivalents reflecting the value of the dividend.
Distributions from the Common Stock Equivalent Plan are made in cash in the amount of the fair market value of the common stock units in a participant's account on the date of distribution.